EXHIBIT 10(a)
Execution Copy

_____________________________________________________________________________

U.S. $100,000,000

CREDIT AGREEMENT

DATED AS OF

MARCH 10, 2000

AMONG

PEOPLES ENERGY CORPORATION,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND

ABN AMRO BANK N.V.

as Agent

_____________________________________________________________________________

TABLE OF CONTENTS

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of March 10, 2000 among Peoples Energy Corporation, an Illinois corporation (the "Borrower"), the financial institutions from time to time party hereto (each a "Bank," and collectively the "Banks") and ABN AMRO Bank N.V. in its capacity as agent for the Banks hereunder (in such capacity, the "Agent").

WITNESSETH THAT:

WHEREAS, the Borrower desires to obtain the several commitments of the Banks to make available a $100,000,000 three-year revolving credit facility for loans (the "Revolving Credit"), as described herein; and

WHEREAS, the Banks are willing to extend such commitments subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth.

NOW, THEREFORE, in consideration of the recitals set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

Section 1.1 Definitions. The following terms when used herein have the following meanings:

"Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with their correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Borrower or any Subsidiary shall be deemed an Affiliate of the Borrower and each Subsidiary.

"Agent" is defined in the first paragraph of this Agreement and includes any successor Agent pursuant to Section 10.7 hereof.

"Agreement" means this Credit Agreement, including all Exhibits and Schedules hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

"Applicable Margin" means, at any time (i) with respect to Base Rate Loans, the Base Rate Margin and (ii) with respect to LIBOR Loans, the LIBOR Margin.

"Applicable Telerate Page" is defined in Section 2.3(b) hereof.

"Authorized Representative" means those persons shown on the list of officers provided by the Borrower pursuant to Section 6.1(e) hereof, or on any such updated list provided by the Borrower to the Agent, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Agent.

"Bank" is defined in the first paragraph of this Agreement.

"Base Rate" is defined in Section 2.3(a) hereof.

"Base Rate Loan" means a Loan bearing interest prior to maturity at a rate specified in Section 2.3(a) hereof.

"Base Rate Margin" means the percentage set forth in Schedule 1A hereto beside the then applicable Credit Rating.

"Borrower" is defined in the first paragraph of this Agreement.

"Borrowing" means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Banks on a single date and for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Banks according to their Percentages. A Borrowing is "advanced" on the day Banks advance funds comprising such Borrowing to the Borrower, is "continued" on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is "converted" when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 2.5(a).

"Business Day" means any day other than a Saturday or Sunday on which Banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the borrowing or payment of a LIBOR Loan, on which banks are dealing in U.S. Dollars in the interbank market in London, England.

"Capital" means, as of any date of determination thereof, without duplication, the sum of Consolidated Net Worth plus Indebtedness.

"Capital Lease" means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

"Capital Ratio" means, for any fiscal quarter of the Borrower, the ratio, rounded downwards to two decimal points, of the sum of Indebtedness for such fiscal quarter to the sum of Capital for such fiscal quarter.

"Capitalized Lease Obligations" means, for any Person, the amount of such Person's liabilities under Capital Leases determined at any date in accordance with GAAP.

"Code" means the Internal Revenue Code of 1986, as amended.

"Compliance Certificate" means a certificate in the form of Exhibit B hereto.

"Consolidated EBIT" means, for any period, for the Borrower and its Consolidated Subsidiaries, (A) the sum of the amounts for such period of (i) consolidated net income, (ii) net income taxes in respect of such period (such amount to be a positive number in cases where net cash taxes are payable and zero in cases where a cash refund in respect of taxes paid is due), (iii) consolidated interest expense, and (iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses less (B) the amount for such period of (i) interest income and (ii) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Worth" means, as of the date of any determination thereof, the amount reflected as shareholders equity upon a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries.

"Consolidated Subsidiary" means, as to any Person, each subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated, with the financial statements of such Person in accordance with GAAP, including principles of consolidation.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

"Controlled Group" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

"Credit Documents" means this Agreement, the Notes and the Fee Letter.

"Credit Event" means the Borrowing of any Loan.

"Credit Rating" means, at any time, the long-term senior unsecured debt rating of the Borrower as determined by Standard & Poors' Ratings Services and Moody's Investors Service.

"Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

"EBIT" means, for any period, for the Borrower or any of its Subsidiaries, (A) the sum of the amounts for such period of (i) net income, (ii) net income taxes in respect of such period (such amount to be a positive number in cases where net cash taxes are payable and zero in cases where a cash refund in respect of taxes paid is due), (iii) interest expense, and (iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses less (B) the amount for such period of (i) interest income and (ii) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined in accordance with GAAP.

"Effective Date" means the date on which the Agent has received signed counterpart signature pages of this Agreement from each of the signatories (or, in the case of a Bank, confirmation that such Bank has executed such a counterpart and dispatched it for delivery to the Agent) and the documents required by Section 6.1 hereof.

"Environmental and Health Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, permits and other governmental rules or restrictions relating to human health, safety (including without limitation occupational safety and health standards), or the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance or the clean-up or other remediation thereof.

"ERISA" is defined in Section 5.8 hereof.

"Event of Default" means any of the events or circumstances specified in Section 8.1 hereof.

"Facility Fee Rate" means the percentage set forth in Schedule 1A hereto beside the then applicable Credit Rating.

"Federal Funds Rate" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate set forth in Section 2.3(a) hereof.

"Fee Letter" means that certain letter among the Agent and the Borrower dated March 10, 2000 pertaining to fees to be paid by the Borrower to the Agent for its sole account and benefit.

"GAAP" means generally accepted accounting principles as in effect in the United States from time to time, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower's financial statements furnished to the Banks as described in Section 5.4 hereof.

"Guarantee" means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any indebtedness of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise, provided, that the term "Guarantee" shall not include endorsements for deposit or collection in the ordinary course of business; and such term when used as a verb shall have a correlative meaning.

"Hazardous Material" means any substance or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls, dioxins and petroleum or its by-products or derivatives (including crude oil or any fraction thereof) and (b) any other material or substance classified or regulated as "hazardous" or "toxic" pursuant to any Environmental and Health Law.

"Indebtedness" means, as to any Person, without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of property or services (other than in respect of trade accounts payable arising in the ordinary course of business, customer deposits, provisions for rate refunds (if any), deferred fuel expenses and obligations in respect of pensions and other post-retirement benefits and employee welfare plans); (iii) all Capitalized Lease Obligations of such Person; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of the Borrower or any Subsidiaries in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Indebtedness of others Guaranteed by such Person; and (vi) all obligations of such Person, contingent or otherwise, in respect of any letters or credit (whether commercial or standby) or bankers' acceptances.

"Interest Period" is defined in Section 2.6 hereof.

"Lending Office" is defined in Section 9.4 hereof.

"LIBOR" is defined in Section 2.3(b) hereof.

"LIBOR Loan" means a Loan bearing interest prior to maturity at the rate specified in Section 2.3(b) hereof.

"LIBOR Margin" means the percentage set forth in Schedule 1A hereto beside the then applicable Credit Rating.

"LIBOR Reserve Percentage" is defined in Section 2.3(b) hereof.

"Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a "Lien."

"Loan" is defined in Section 2.1(a) hereof and, as so defined, includes a Base Rate Loan or LIBOR Loan, each of which is a "type" of Loan hereunder.

"Material Adverse Effect" means a material adverse effect on (i) the business, financial position or results of operations of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Credit Documents, (iii) the validity or enforceability of the obligations of the Borrower, (iv) the rights and remedies of the Banks or the Agent against the Borrower or (v) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrower hereunder.

"Material Subsidiary" means a Subsidiary of the Borrower, which meets any of the following conditions:

(1) the book value of the Subsidiary's assets exceeds ten percent (10%) of the book value of the assets of the Borrower and its other Subsidiaries consolidated as of the end of the most recently completed fiscal quarter; or

(2) The Subsidiary's EBIT exceeds ten percent (10%) of Consolidated EBIT as of the end of the most recently completed fiscal quarter and the twelve month period ending therewith.

"New Bank" is defined in Section 2.12(a) hereof.

"Non-Recourse Indebtedness" means all Indebtedness of the Borrower or any Consolidated Subsidiary that is non-recourse to the Borrower and any Consolidated Subsidiary.

"Note" is defined in Section 2.10(a) hereof.

"Obligations" means all fees payable hereunder, all obligations of the Borrower to pay principal or interest on Loans, and all other payment obligations of the Borrower arising under or in relation to any Credit Document.

"Peoples Gas" means The Peoples Gas Light and Coke Company, an Illinois corporation.

"Percentage" means, for each Bank, the percentage of the Revolving Credit Commitments represented by such Bank's Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Bank of the aggregate principal amount of all outstanding Obligations.

"Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

"Plan " means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"PBGC" is defined in Section 5.8 hereof.

"Pricing Date" is defined in Schedule 1A hereto.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

"Reference Banks" means ABN AMRO Bank N.V., Bank One and Bank of America, N.A.. In the event that any of such Banks ceases to be a "Bank" hereunder or fails to provide timely quotations of interests rates to the Agent as and when required by this Agreement, then such Bank shall be replaced by a new reference bank jointly, designated by the Agent and the Borrower.

"Required Banks" means, as of the date of determination thereof, Banks holding at least 66-2/3% of the Percentages.

"Revolving Credit Commitment" is defined in Section 2.1 hereof.

"SEC" means the Securities and Exchange Commission.

"SEC Reports" means all reports that are filed by the Borrower and its Material Subsidiaries with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended.

"Security" has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

"Significant Subsidiary" means a Subsidiary of the Borrower which meets any of the following conditions:

(1) the book value of the Subsidiary's assets exceeds twenty percent (20%) of the book value of the assets of the Borrower and its other Subsidiaries consolidated as of the end of the most recently completed fiscal quarter; or

(2) The Subsidiary's EBIT exceeds twenty percent (20%) of Consolidated EBIT as of the end of the most recently completed fiscal quarter and the twelve month period ending therewith.

"Subsidiary" means, as to the Borrower, any corporation or other entity of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Borrower or by one or more of its Subsidiaries.

"Telerate Service" means the Dow Jones Telerate Service.

"Termination Date" means March 10, 2003.

"364-Day Credit Agreement" means that certain U.S. $150,000,000 Credit Agreement of even date herewith between the Borrower and the Lenders.

"Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

"U.S. Dollars" and "$" each means the lawful currency of the United States of America.

"Utilization Fee Rate" means the percentage set forth in Schedule 1A hereto beside the then applicable Credit Rating.

"Voting Stock" of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person.

"Welfare Plan" means a "welfare plan", as defined in Section 3(l) of ERISA.

"Wholly-Owned" when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors' qualifying shares as required by law) shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

Section 1.2 Interpretation. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 2. THE REVOLVING CREDIT.

Section 2.1 The Loan Commitment. Subject to the terms and conditions hereof, each Bank, by its acceptance hereof, severally agrees to make a loan or loans (individually a "Loan" and collectively "Loans") to the Borrower from time to time on a revolving basis in an aggregate outstanding amount up to the amount of its revolving credit commitment set forth on the applicable signature page hereof (such amount, as increased or reduced pursuant to Section 2.12 or changed as a result of one or more assignments under Section 11.12, its "Revolving Credit Commitment" and, cumulatively for all the Banks, the "Revolving Credit Commitments") before the Termination Date, provided that the sum of the aggregate Amount of Loans at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Loans shall be made ratably from the Banks in proportion to their respective Percentages. As provided in Section 2.5(a) hereof, the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or LIBOR Loans. Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to all the terms and conditions hereof. The initial amount of Revolving Credit Commitments under this Agreement equals $100,000,000.

Section 2.2 [Reserved].

Section 2.3 Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed (x) at all times the Base Rate is based on the rate described in clause (i) of the definition thereof, on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed or (y) at all times the Base Rate is based on the rate described in clause (ii) of the definition thereof, on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a LIBOR Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

"Base Rate" means for any day the greater of:

i. the rate of interest announced by ABN AMRO Bank N.V. from time to time as its prime rate, or equivalent, for U.S. Dollar loans as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; and

ii. the sum of (x) the rate determined by the Agent to be the prevailing rate per annum (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) for the purchase at face value of overnight Federal funds in an amount comparable to the principal amount owed to ABN AMRO Bank N.V. for which such rate is being determined, plus (y) 1/2 of 1% (0.50%).

(b) LIBOR Loans. Each LIBOR Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

"LIBOR" means, for an Interest Period for a Borrowing of LIBOR Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) at which deposits in U.S. Dollars in immediately available funds are offered to each Reference Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank LIBOR market for delivery on the first day of and for a Period equal to such Interest Period in an amount equal or comparable to the principal amount of the LIBOR Loan scheduled to be made by such Reference Bank as part of such Borrowing.

"LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one-sixteenth of one percent) for deposits in U.S. Dollars, for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the LIBOR Loan scheduled to be made by ABN AMRO Bank N.V. as part of such Borrowing, which appears on the Applicable Telerate Page, as appropriate for such currency, as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

"Applicable Telerate Page" means the display page designated as "Page 3750" on the Telerate Service (or such other page as may replace such page, as appropriate, on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for deposits in U.S. Dollars).

"LIBOR Reserve Percentage" means for any Borrowing of LIBOR Loans from any Bank, the daily average for the applicable Interest Period of the actual effective rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are maintained by such Bank during such Interest Period pursuant to Regulation D of the Board of Governors of the Federal Reserve System (or any successor) on "LIBOR liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the LIBOR Loans shall be deemed to be "LIBOR liabilities" as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

(c) Rate Determinations. The Agent shall determine each interest rate applicable to Obligations and the amount of all Obligations, and a determination thereof by the Agent shall be conclusive and binding except in the case of manifest error.

Section 2.4 Minimum Borrowing Amounts. Each Borrowing of Base Rate Loans shall be in an amount not less than $1,000,000 and in integral multiples of $500,000. Each Borrowing of LIBOR Loans shall be in an amount not less than $2,000,000 and in integral multiples of $1,000,000.

Section 2.5 Manner of Borrowing Loans and Designating Interest Rates Applicable to Loans. (a) Notice to the Agent. The Borrower shall give notice to the Agent by no later than 10:00 a.m. (Chicago time) (i) at least three (3) Business Days before the date on which the Borrower requests the Banks to advance a Borrowing of LIBOR Loans and (ii) at least one (1) Business Day before the date on which the Borrower requests the Banks to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.4's minimum amount requirement for each outstanding Borrowering, a portion thereof, as follows: (i) if such Borrowing is of LIBOR Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as LIBOR Loans for an Interest Period or Interest Periods specified by the Borrower or convert part or all of such Borrowing into Base Rate Loans, (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into LIBOR Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting, the advance, continuation, or conversion of a Borrowing to the Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of LIBOR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of LIBOR Loans into Base Rate Loans or of Base Rate Loans into LIBOR Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation, or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of LIBOR Loans, the Interest Period applicable thereto. The Borrower agrees that the Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Agent has acted in reliance thereon. There may be no more than fifteen different Interest Periods in effect at any one time, provided that for purposes of determining the number of Interest Periods in effect at any one time, all Base Rate Loans shall be deemed to have one and the same Interest Period.

(b) Notice to the Banks. The Agent shall give prompt telephonic or telecopy notice to each Bank of any notice from the Borrower received pursuant to Section 2.5(a) above. The Agent shall give notice to the Borrower and each Bank by like means of the interest rate applicable to each Borrowing of LIBOR Loans.

(c) Borrower's Failure to Notify. Any outstanding Borrowing of Base Rate Loans shall, subject to Section 6.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Agent within the period required by Section 2.5(a) that it intends to convert such Borrowing into a Borrowing of LIBOR Loans or notifies the Agent within the period required by Section 2.8(a) that it intends to prepay such Borrowing. If the Borrower fails to give notice pursuant to Section 2.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of LIBOR Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and has not notified the Agent within the period required by Section 2.8(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 6.2 hereof. The Agent shall promptly notify the Banks of the Borrower's failure to so give a notice under Section 2.5(a).

(d) Disbursement of Loans. Not later than 11:00 a.m. (Chicago time) on the date of any requested advance of a new Borrowing of LIBOR Loans, and not later than 12:00 noon (Chicago time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section 6 hereof, each Bank shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Agent in Chicago, Illinois. The Agent shall make available to the Borrower Loans at the Agent's principal office in Chicago, Illinois or such other office as the Agent has previously agreed in writing to with the Borrower, in each case in the type of funds received by the Agent from the Banks.

(e) Agent Reliance on Bank Funding. Unless the Agent shall have been notified by a Bank before the date on which such Bank is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Agent may assume that such Bank has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Agent, such Bank shall, on demand, pay to the Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Agent at a rate per annum equal to the Federal Funds Rate. If such amount is not received from such Bank by the Agent immediately upon demand, the Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, provided that such a repayment by the Borrower shall not be subject to Section 2.11 hereof.

Section 2.6 Interest Periods. As provided in Section 2.5(a) hereof, at the time of each request to advance, continue, or create by conversion a Borrowing of LIBOR Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term "Interest Period" means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans, on the last Business Day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last Business Day of a calendar quarter), and (b) in the case of LIBOR Loans, 1, 2, 3, or 6 months thereafter; provided, however, that:

(a) any Interest Period for a Borrowing of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;

(b) for any Borrowing of LIBOR Loans, the Borrower may not select an Interest Period that extends beyond the Termination Date;

(c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of LIBOR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d) for purposes of determining an Interest Period for a Borrowing of LIBOR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.7 Maturity of Loans. Unless an earlier maturity is provided for hereunder (whether by acceleration or otherwise), each Loan shall mature and become due and payable by the Borrower on the Termination Date.

Section 2.8 Prepayments. (a) The Borrower may prepay without premium or penalty and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $500,000 and integral multiples of $100,000 in excess thereof, (ii) if such Borrowing is of LIBOR Loans, in an amount not less than $2,000,000 and integral multiples of $1,000,000 in excess thereof and (iii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.4 hereof remains outstanding) any Borrowing of LIBOR Loans upon three Business Days' prior notice to the Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered to the Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment. In the case of LIBOR Loans, any amounts owing under Section 2.11 hereof as a result of such prepayment shall be paid contemporaneously with such prepayment. The Agent will promptly advise each Bank of any such prepayment notice it receives from the Borrower. Any amount paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

(b) At any time that the Borrower becomes aware, or should have become aware (pursuant to Borrower's ordinary business practices) that the aggregate amount of outstanding Loans shall at any time for any reason exceed the Revolving Credit Commitments then in effect, the Borrower shall, immediately notify the Agent of this determination. Within two (2) Business Days of the delivery of the notice described in the preceding sentence, the Borrower shall, without further notice or demand, pay the amount of such excess to the Agent for the ratable benefit of the Banks as a prepayment of the Loans. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and shall be subject to Section 2.11.

Section 2.9 Default Rate. If any payment of principal on any Loan is not made when due (whether by acceleration or otherwise), such Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed or, if based on the rate described in clause (i) of the definition of Base Rate, on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

(a) for any Base Rate Loan, the sum of two percent (2%) plus the Applicable Margin plus the Base Rate from time to time in effect; and

(b) for any LIBOR Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Applicable Margin plus the Base Rate from time to time in effect.

Section 2.10 The Notes. (a) The Loans made to the Borrower by a Bank shall be evidenced by a single promissory note of the Borrower issued to such Bank in the form of Exhibit A hereto. Each such promissory note is hereinafter referred to as a "Note" and collectively such promissory notes are referred to as the "Notes".

(b) Each Bank shall record on its books and records or on a schedule to its Note the amount of each Loan advanced, continued, or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any LIBOR Loan, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Bank and upon such Bank tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such Bank to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 2.11 Funding Indemnity. If any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense (excluding loss of margin) incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

(a) any payment (whether by acceleration or otherwise), prepayment or conversion of a LIBOR Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 6 or otherwise) by the Borrower to borrow or continue a LIBOR Loan, or to convert a Base Rate Loan into a LIBOR Loan, on the date specified in a notice given pursuant to Section 2.5(a) or established pursuant to Section 2.5(c) hereof,

(c) any failure by the Borrower to make any payment of principal on any LIBOR Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a LIBOR Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Bank, the Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive absent manifest error.

Section 2.12 Revolving Credit Commitment Increases and Terminations. (a) The Borrower may request that one or more of the existing Banks increase its Revolving Credit Commitment, provided that the aggregate amount of the Revolving Credit Commitments shall not be increased (whether by an increase in existing Banks' Revolving Credit Commitments or by the addition of New Banks) by more than $25,000,000 during the term of this Agreement without the consent of the Required Banks. No Bank shall have any obligation to increase its Revolving Credit Commitment. If a Bank, in its sole discretion, is willing to so increase its Revolving Credit Commitment, such Bank and the Borrower shall send written notification to the Agent, which notice shall be irrevocable once given and shall not be conditioned upon the occurrence or non-occurrence of any event or circumstance, specifying the aggregate amount of such Bank's new Revolving Credit Commitment and the date upon which such increase shall become effective, which date shall be at least five (5) Business Days after the Agent's receipt of such notice. The Borrower may also request that a new financial institution (a "New Bank") be added as a party to the Credit Agreement, provided that (i) such New Bank shall be reasonably acceptable to the Agent, (ii) together with the Borrower, such New Bank shall execute a joinder agreement acceptable to the Agent, (iii) after giving effect to the Revolving Credit Commitment of such New Bank, the aggregate amount of Revolving Credit Commitments shall not have increased (whether by an increase in existing Banks' Revolving Credit Commitments or by the addition of New Banks) by more than $25,000,000 during the term of this Agreement without the consent of the Required Banks. The joinder agreement referred to above shall be irrevocable once delivered and its effectiveness shall not be conditioned upon the occurrence or non-occurrence of any event or circumstance and shall provide, among other things, that (w) such New Bank shall have all of the rights and obligations of a Bank hereunder, (x) state the date upon which such New Bank shall become a Bank, (y) provide for the issuance of a Note by the Borrower to the New Bank, and (z) if any Loans are outstanding, provide for payment by the New Bank of its share of such Loans to the Agent, who shall distribute such payment to the Banks (other than the New Bank) based on their Percentages.

(b) The Borrower shall have the right at any time and from time to time, upon five (5) Business Days' prior written notice to the Agent, to terminate the Revolving Credit Commitments without premium or penalty, in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000, and (ii) allocated ratably among the Banks in proportion to their respective Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the amount of all Loans then outstanding. The Agent shall give prompt notice to each Bank of any such termination of Revolving Credit Commitments. Any termination of Revolving Credit Commitments pursuant to this Section 2.12 may not be reinstated.

Section 2.13 Regulation D Compensation. Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the LIBOR Loans, additional interest on the related LIBOR Loans of such Bank at a rate per annum equal to the excess of (i)(A) the applicable LIBOR rate (or other base rate determined pursuant to Section 2.9(b)) divided by (B) one minus the LIBOR Reserve Percentage over (ii) the rate specified in clause (i)(A). Any computation by a Bank of such additional interest shall be conclusive absent manifest error. Any Bank wishing to require payment of such additional interest (x) shall notify the Borrower and the Agent that it is subject to LIBOR reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor regulation), in which case such additional interest on the LIBOR Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least five Business Days after the giving of such notice and (y) shall notify the Borrower at least five Business Days prior to each date on which interest is payable on the LIBOR Loans of the amount then due under this Section.

Section 2.14 Arbitrage Compensation. If at the time of the making of any Loan hereunder, the interest rate payable hereunder in respect of such Loan is less than the rate (as determined by the Agent in consultation with the Borrower) at which funds of comparable term and amount are generally available to the Borrower in the commercial paper market (the "CP Rate") (an "Arbitrage Condition"), the Borrower agrees to pay to the Agent for the account of each Bank arbitrage compensation on such Loan at a rate equal to the difference between the effective interest rate payable hereunder (inclusive of all fees) in respect of such Loan and the CP Rate as applied to such Loan. Such payments shall continue, at the time and in the manner set forth for payments of interest on such Loan, for as long as the Arbitrage Condition continues. Upon the termination of the Arbitrage Condition for any reason (as determined by the Agent in consultation with the Borrower), such payments shall no longer be due with respect to such Loan, even if a future Arbitrage Condition were to occur prior to repayment in full of such Loan.

SECTION 3. FEES AND EXTENSIONS.

Section 3.1 Fees.

(a) Facility Fee. For the period from the Effective Date to and including the Termination Date, Borrower shall pay to the Agent for the ratable account of the Banks in accordance with their Percentages a facility fee accruing at a rate per annum equal to the Facility Fee Rate on the average daily amount of the Revolving Credit Commitments (whether used or unused), or if the Revolving Credit Commitments have expired or terminated, on the principal amount of Loans then outstanding. Such facility fee is payable in arrears on March 29, 2000, on the last Business Day of each calendar quarter thereafter and on the Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

    Utilization Fee. At any time during the period from the Effective Date to and including the Termination Date that fifty percent (50%) or more of the Revolving Credit Commitments are utilized as Loans hereunder, Borrower shall pay to the Agent for the ratable account of the Banks in accordance with their Percentages a utilization fee accruing at a rate per annum equal to the Utilization Fee Rate on the average daily amount of the principal amount of Loans then outstanding. Such utilization fee is payable in arrears on the last Business Day of each calendar quarter in which a utilization fee accrues and, if applicable, on the Termination Date.

(c) Agent Fees. The Borrower shall pay to the Agent for the sole account of the Agent the fees agreed to between the Agent and the Borrower in the Fee Letter or as otherwise agreed in writing between them.

(d) Fee Calculations. All fees payable under this Agreement shall be payable in U.S. Dollars and shall be computed on the basis of a year of 360 days, for the actual number of days elapsed. All determinations of the amount of fees owing hereunder (and the components thereof) shall be made by the Agent and shall be conclusive absent manifest error.

Section 3.2 Extension of Termination Date. The Borrower may, by notice to the Agent (which shall promptly deliver a copy to each of the Banks) given not less than 60 days and not more than 90 days prior to the Termination Date, request the Banks to extend the Termination Date then in effect (the "Existing Termination Date") to the date one year following the Existing Termination Date. Each Bank, acting in its sole discretion, shall, by notice to the Borrower and the Agent given not later than the date 30 days prior to the relevant anniversary date of this Agreement (the "Reply Date"), advise the Borrower whether or not such Bank agrees to such extension. If all of the Banks agree to such an extension, the Banks, the Agent and the Borrower shall enter into an amendment to this Agreement so extending the Existing Termination Date.

Section 3.3 Replacement of Banks. If any Bank requests compensation pursuant to Section 9.3 or 11.1 hereof, or any Bank's obligations to make Loans shall be suspended pursuant to Section 9.1 or 9.2 hereof, or any Bank becomes a Defaulting Bank pursuant to Section 11.13 hereof, or any Bank declines to extend the Termination Date pursuant to Section 3.2 hereof (any such Bank requesting such compensation, or whose obligations are so suspended, or that becomes and remains a Defaulting Bank, or that declines to extend the Termination Date, being herein called a "Subject Bank"), the Borrower, upon three Business Days' notice, may require that such Subject Bank enter into an agreement in form and substance satisfactory to the Borrower and the Agent which transfers all of its right, title and interest under this Agreement and such Subject Bank's Note to any bank or other financial institution (a "Proposed Bank") identified by the Borrower that is satisfactory to the Agent (i) if such Proposed Bank agrees to assume all of the obligations of such Subject Bank hereunder, and to purchase all of such Subject Bank's Loans for a consideration equal to the aggregate outstanding principal amount of such Subject Bank's Loans, together with interest thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Subject Bank of all other amounts payable hereunder to such Subject Bank on or prior to the date of such transfer (including any fees accrued hereunder, any requested compensation pursuant to Section 9.3 or 11.1 hereof and any amounts that would be payable under Section 2.11 hereof as if all of such Subject Bank's Loans were being prepaid in full on such date) and (ii) if such Subject Bank has requested compensation pursuant to Section 9.3 or 11.1 hereof, such Proposed Bank's aggregate requested compensation, if any, pursuant to said Section 9.3 or 11.1 with respect to such Subject Bank's Loans is lower than that of the Subject Bank, and thereupon such Proposed Bank shall be a "Bank" for all purposes of this Agreement.

SECTION 4. PLACE AND APPLICATION OF PAYMENTS.

Section 4.1 Place and Application of Payments. All payments of principal of and interest on the Loans, and of all other amounts payable by the Borrower under the Credit Documents, shall be made by the Borrower to the Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the principal office of the Agent in Chicago, Illinois (or such other location in the, United States as the Agent may designate to the Borrower), in each case for the benefit of the Person or Persons entitled thereto. Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day. All such payments shall be made free and clear of, and without deduction for, any set-off, counterclaim, levy, or any other deduction of any kind in U.S. Dollars, in immediately available funds at the place of payment. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or applicable fees ratably to the Banks and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to each Bank as to itself and, where the following representations and warranties apply to Subsidiaries, as to each of its Subsidiaries, as follows:

Section 5.1 Corporate Organization and Authority. The Borrower is duly organized and existing in good standing under the laws of the State of Illinois; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and, in good standing in each jurisdiction in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect.

Section 5.2 Subsidiaries. Schedule 5.2 (as updated from time to time pursuant to Section 7.6(b) hereof or otherwise from time to time in writing by the Borrower) hereto identifies each Subsidiary and the jurisdiction of its incorporation. Each Material Subsidiary is duly incorporated and existing in good standing as a corporation under the laws of the jurisdiction of its incorporation, has all necessary corporate power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the failure to be so licensed or qualified would have a Material Adverse Effect. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable except as set forth on Schedule 5.2 hereto. All such shares owned by the Borrower are owned beneficially, and of record, free of any Lien, except as permitted in Section 7.9.

Section 5.3 Corporate Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Credit Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations under the Credit Documents to which it is a party. Each Credit Document to which it is a party has been duly authorized, executed and delivered by the Borrower and constitutes valid and binding obligations of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Credit Document, nor the performance or observance by the Borrower of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Borrower or any material Contractual Obligation of or affecting the Borrower or any of its Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower.

Section 5.4 Financial Statements. All financial statements heretofore delivered to the Banks showing historical performance of the Borrower for each of the Borrower's fiscal years ending on or before September 30, 1999, have been prepared in accordance generally accepted accounting principles applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. Each of such financial statements fairly presents on a consolidated basis the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby. The Borrower and its Subsidiaries have no material contingent liabilities other than those disclosed in such financial statements referred to in this Section 5.4 or in comments or footnotes thereto, or in any report supplementary thereto, heretofore furnished to the Banks including the Borrower's quarterly report on Form 10-Q for the fiscal period ended December 31, 1999. Since December 31, 1999, there has been no event or series of events which has resulted in a Material Adverse Effect.

Section 5.5 No Litigation; No Labor Controversies. (a) Except as set forth in the SEC Reports, there is no litigation or governmental proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary in which there is a reasonable possibility of an adverse decision which, if adversely determined, could (individually or in the aggregate) have a Material Adverse Effect.

(b) Except as set forth in the SEC Reports, there are no labor controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower or any Subsidiary which could (insofar as the Borrower may reasonably foresee) have a Material Adverse Effect.

Section 5.6 Taxes. The Borrower and its Subsidiaries have filed (i) all United States federal and state tax returns required to be filed, and (ii) all other tax returns required to be filed, the failure of which to be filed could have a Material Adverse Effect, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Borrower or any of its Material Subsidiaries (individually or in the aggregate). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate and in conformance with GAAP.

Section 5.7 Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any Subsidiary or from any other Person, is necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Credit Document to which it is a party.

Section 5.8 ERISA. With respect to each Plan, the Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and with the Code to the extent applicable to it and has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 5.9 Government Regulation. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "registered holding company", or a "Subsidiary company" of a "registered holding company", or an "affiliate" of a "registered holding company" or of a "Subsidiary company" of a "registered holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.10 Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock ("margin stock" to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The Borrower will not use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System. The Borrower is not subject to regulation under the Investment Company Act of 1940. In addition, the Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940.

Section 5.11 Licenses and Authorizations; Compliance with Laws. (a) The Borrower and each of its Subsidiaries is in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities except for any such law, regulation, ordinance or order which, the failure to comply therewith, could not reasonably expected to have a Material Adverse Effect.

(b) In the ordinary course of its business, the Borrower and its Subsidiaries conduct an ongoing review of the effect of Environmental and Health Laws on the Properties and all aspects of the business and operations of the Borrower and its Subsidiaries in the course of which the Borrower identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of Properties currently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with standards imposed by law and any actual or potential liabilities to third parties, including employees or governmental entities, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental and Health Laws are unlikely to have any Material Adverse Effect, except as provided in the SEC Reports.

(c) Except as set forth in the SEC Reports, neither the Borrower nor any Subsidiary has given, nor is it required to give, nor has it received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand to or from any governmental entity or in connection with any court proceeding which could reasonably have a Material Adverse Effect claiming that: (i) the Borrower or any Subsidiary has violated any Environmental and Health Law; (ii) there has been a release, or there is a threat of release, of Hazardous Materials from the Borrower's or any Subsidiary's Property, facilities, equipment or vehicles; (iii) the Borrower or any Subsidiary may be or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of Hazardous Materials; or (iv) any of the Borrower's or any Subsidiary's property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any Environmental and Health Law arising from, or costs incurred by such governmental entity in response to, a release of a Hazardous Materials.

Section 5.12 Ownership of Property; Liens. The Borrower has good title to all of the voting securities of its Subsidiaries which it is required to own pursuant to Section 7.12(b) hereof. The voting securities of any Subsidiary are not subject to any lien except as provided in Section 7.9 hereof.

Section 5.13 No Burdensome Restrictions; Compliance with Agreements. Neither the Borrower nor any Subsidiary is (a) party or subject to any law, regulation, rule or order, or any Contractual Obligation that (individually or in the aggregate) has had a Material Adverse Effect. or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could have a Material Adverse Effect.

Section 5.14 Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with the Credit Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, to the best of the Borrower's knowledge, after due inquiry, true and accurate in all material respects and not misleading on the date as of which such information is stated or certified.

SECTION 6. CONDITIONS PRECEDENT.

The obligation of each Bank to advance any Loan shall be subject to the following conditions precedent:

Section 6.1 Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) The Agent shall have received for each Bank the favorable written opinion of James Hinchliff, Senior Vice President and General Counsel or Peter Kauffman, Assistant General Counsel, counsel to the Borrower in substantially the form attached hereto as Exhibit C hereto;

(b) The Agent shall have received for each Bank copies of (i) the Articles of Incorporation, together with all amendments and (ii) the Borrower's bylaws (or comparable constituent documents) and any amendments thereto, certified in each instance by its Secretary or an Assistant Secretary;

(c) The Agent shall have received for each Bank copies of resolutions of the Borrower's Board of Directors authorizing the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on the Borrower's behalf, all certified in each instance by its Secretary or an Assistant Secretary;

(d) The Agent shall have received for each Bank such Bank's duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 210(a) hereof;

(e) The Agent shall have received for each Bank a duly executed original of (i) this Agreement, (ii) a list of the Borrower's Authorized Representatives and (iii) such other documents as the Agent may reasonably request on behalf of any Bank;

(f) All legal matters incident to the execution and delivery, of the Credit Documents shall be satisfactory to the Banks;

(g) The Agent shall have received a certificate by the chief financial officer or an assistant corporate controller of the Borrower, stating that on the date of such initial Credit Event no Default or Event of Default has occurred and is continuing, and that all representations and warranties set forth herein are true and correct as of such date;

(h) The Agent shall have received a duly executed original of the Fee Letter; and

(i) The Agent shall have received a duly executed Compliance Certificate containing information as of the last day of September, 1999.

Section 6.2 All Credit Events. As of the time of each Credit Event hereunder:

(a) The Agent shall have received the notice required by Section 2.5 hereof;

(b) Each of the representations and warranties set forth in Section 5 hereof shall be and remain true and correct in all material respects as of said time, taking into account any amendments to such Section (including without limitation any amendments, modifications and updates to the Schedules referenced therein and to the SEC Reports) made after the date of this Agreement in accordance with its provisions, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date; and

(c) The Borrower shall be in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event.

Each request for a Borrowing consisting of an advance of a Loan hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (b) and (c) of this Section 6.2.

SECTION 7. COVENANTS.

Section 7.1 Corporate Existence; Subsidiaries. The Borrower covenants and agrees that, so long as any Note is outstanding hereunder, or any Revolving Credit Commitment is available to or in use by the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

Section 7.2 Maintenance. The Borrower will maintain, preserve and keep its plants, Properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, Properties and equipment shall be reasonably preserved and maintained, and the Borrower will cause each of its Subsidiaries to do so in respect of Property owned or used by it; provided, however, that nothing in this Section 7.2 shall prevent the Borrower or a Subsidiary from discontinuing the operation or maintenance of any such Properties if such discontinuance is not disadvantageous to the Banks or the holders of the Notes, and is, in the judgment of the Borrower, desirable in the conduct of its business or the business of its Subsidiaries.

Section 7.3 Taxes. The Borrower will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or against its Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is bein g contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower.

Section 7.4 ERISA. The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Agent of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any of its Subsidiaries' intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit. The Agent will promptly distribute to each Bank any notice it receives from the Borrower pursuant to this Section  7.4.

Section 7.5 Insurance. The Borrower will insure, and keep insured, and will cause each of its Subsidiaries to insure, and keep insured, with good and responsible insurance companies, all insurable Property owned by it of a character usually insured by companies similarly situated and operating like Property. To the extent usually insured (subject to self-insured retentions) by companies similarly situated and conducting similar businesses, the Borrower will also insure, and cause each of its Subsidiaries to insure, employers' and public and product liability risks with good and responsible insurance companies. The Borrower will upon request of the Agent on behalf of any Bank furnish to the Agent a general summary setting forth the nature of the insurance maintained pursuant to this Section 7.5.

Section 7.6 Financial Reports and Other Information. (a) The Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Banks and their respective duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as any Bank may reasonably request; and without any request, the Borrower will furnish each of the following to each Bank:

i. within 120 days after the end of each fiscal year of the Borrower, a copy of the Borrower's financial statements for such fiscal year, including the consolidated balance sheet of the Borrower for such year and the related statement of income and statement of cash flow, as certified by independent public accountants of recognized national standing selected by the Borrower in accordance with GAAP with such accountants' opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

ii. within 60 days after the end of each of the first three quarterly fiscal periods of the Borrower, a consolidated unaudited balance sheet of the Borrower, and the related statement of income and statement of cash flow, as of the close of such period, all of the foregoing prepared by the Borrower in reasonable detail in accordance with GAAP and certified by the Borrower's chief financial officer or corporate controller as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby; and

iii. within 5 days after Borrower files a form 8-K with the SEC, a copy of said form 8-K.

      Each financial statement furnished to the Banks pursuant to subsection (i) or (ii) of this Section 7.6 shall be accompanied by (A) a written certificate signed by the Borrower's chief financial officer or an assistant corporate controller to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same, and (B) a Compliance Certificate in the form of Exhibit B hereto showing the Borrower's compliance with the covenants set forth in Sections 7.9, 7.11, 7.12, 7.14 through 7.17 and Section 7.22 hereof.

(c) The Borrower will promptly (and in any event within five Business Days after an officer of the Borrower has knowledge thereof) give notice to the Agent and each Bank of the occurrence of any Default or Event of Default..

Section 7.7 Bank Inspection Rights. Upon reasonable notice from the Agent or the Required Banks, the Borrower will permit such Banks (and such Persons as any Bank may designate with Borrower's approval, which approval may not be unreasonably withheld or delayed) during normal business hours to visit and inspect, under the Borrower's guidance, any of the properties of the Borrower or any of its Subsidiaries, to examine all of their books of account and related records, and other documents reasonably necessary to verify the accuracy of the information provided by the Borrower from time to time hereunder, and to discuss their respective affairs, finances and accounts with their respective officers, employees and with their independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Banks (and such Persons as any Bank may designate) the finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested subject to reasonable limitations on time and intervals of access to be determined by the Borrower; provided, however, that except upon the occurrence and during the continuation of any Default or Event of Default, not more than one such visit and inspection may be conducted each calendar quarter.

Section 7.8 [Reserved].

Section 7.9 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, permit to exist or to be incurred any Lien of any kind on any Property owned by the Borrower or any Subsidiary; provided, however, that this Section 7.9 shall not apply to nor operate to prevent:

(a) Liens arising by operation of law in respect of Property of the Borrower or any of its Subsidiaries which are incurred in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of such Property or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such to such Lien, provided that reserves in conformity with GAAP have been provided on the Books of the Borrower with regard to the obligations secured by such Liens;

(b) Liens securing Non-Recourse Indebtedness provided that any such Lien is limited to the Property being financed by such Indebtedness;

(c) Liens for taxes or assessments or other government charges or levies on the Borrower or any Subsidiary of the Borrower or their respective Properties, not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

(d) Liens arising out of judgments or awards against the Borrower or any Subsidiary of the Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $15,000,000 at any one time outstanding;

(e) Liens upon any Property acquired by the Borrower or any, Subsidiary of the Borrower to secure any Indebtedness of the Borrower or any Subsidiary incurred at the time of the acquisition of such Property to finance the purchase price of such Property, provided, that any such Lien shall apply only to the Property that was so acquired;

(f) Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Borrower and any Subsidiary of the Borrower or which customarily exist on properties of corporations engaged in similar activities;

(g) Liens existing on the date hereof and listed on Schedule 7.9 hereto;

(h) Liens (i) on any Property of any corporation or other Person (including securities issued by such Person) existing at the time such corporation or Person becomes a Subsidiary of the Borrower and not created in contemplation of such event, (ii) on any Property of any corporation or other Person existing at the time such corporation or other Person is merged or consolidated with or into the Borrower or any of the Subsidiaries and not created in contemplation of such event and (iii) existing on any Property prior to the acquisition thereof by the Borrower or any of its Subsidiaries and not created in contemplation of such acquisition;

(i) Liens securing obligations in respect of capital leases or operating leases on assets subject to such leases, provided that, in the case of capital leases, such capital leases are otherwise permitted hereunder;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to such depository institution;

(k) Rights of first refusal, rights of governmental authorities to approve transfers and other similar restrictions on transfer of any ownership interest of the Borrower or any Subsidiary in connection with any joint venture;

(l) Liens not otherwise permitted by this Section 7.9 on up to twenty percent (20%) of the outstanding shares or voting securities of any or all Subsidiaries;

(m) Liens securing Indebtedness or arising in connection with the securitization of receivables, inventory or similar working capital assets, provided that the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or interests in) such receivables, inventory and/or similar working capital assets shall not at any time exceed in the aggregate $75,000,000;

(n) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (a) through (m), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced; and

(o) Liens not otherwise permitted under this Section 7.9 on Property (other than shares of stock or voting securities in any Wholly-Owned Subsidiary) securing Indebtedness that is in an aggregate principal amount not exceeding $100,000,000 at any time outstanding.

The foregoing to the contrary notwithstanding, the Borrower shall not encumber, nor permit the encumbrance of, the equity securities of Peoples Gas which are owned by the Borrower.

Section 7.10 Regulation U. The Borrower will not use any part of the proceeds of any of the Borrowings directly or indirectly to purchase or carry any margin stock (as defined in Section 5.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.11 Sales and Leasebacks. The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor providing for the leasing by the Borrower or any Subsidiary of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor, except to the extent (i) such lease is treated as a Capital Lease by the Borrower for financial reporting purposes or (ii) the aggregate amount of all present and future rental payments under such leases entered into by the Borrower or any of its Subsidiaries in any one year which are treated as operating leases by the Borrower for financial reporting purposes does not exceed $40,000,000.

Section 7.12 Mergers, Consolidations and Sales of Assets. (a) The Borrower will not, and will not permit any of its Material Subsidiaries to, (i) consolidate with or be a party to merger with any other Person or (ii) sell, lease or otherwise dispose of all or a "substantial part" of the assets of the Borrower and its Material Subsidiaries; provided, however, that:

(1) any Material Subsidiary of the Borrower may merge or consolidate with or into or sell, lease or otherwise convey all or a substantial part of its assets to the Borrower or any Subsidiary of which the Borrower holds at least the same percentage equity ownership; provided that in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

(2) the Borrower or any Material Subsidiary of the Borrower may consolidate or merge with any other Person if, in the case of any such transaction involving the Borrower, the Borrower, and in the case of any other such transaction, such Material Subsidiary, is the surviving or continuing corporation and at the time of such consolidation or merger (i.e., the Borrower shall continue to be an operating legal entity which owns directly or indirectly the assetws of the Person with which it merged or consolidated), and after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing; (y) The Borrower will at all times continue to own at least 80% of the equity securities of each of its Material Subsidiaries; and (z) the long-term senior unsecured credit rating of the Borrower, after giving effect to such merger or acquisition, is BBB- or better (as determined by Standard and Poorss' Rating Services) or Baa3 or better (as determined by Moody's Investors Services, Inc.).

As used in this Section 7.12(a), a sale, lease, transfer or disposition of assets during any fiscal year shall be deemed to be of a "substantial part" of the consolidated assets of the Borrower and its Subsidiaries if the net book value of such assets, when added to the net book value of all other assets (including without limitation stock in Subsidiaries but excluding assets sold pursuant to a sale and leaseback transaction permitted pursuant to Section 7.11) sold, leased, transferred or disposed of by the Borrower and its Subsidiaries during such fiscal year (other than inventory in the ordinary course of business) exceeds 10% of the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year.

(b) Except as permitted pursuant to Section 7.14 hereof, the Borrower will not sell, transfer or otherwise dispose of, or permit any Subsidiary to issue, sell, transfer or otherwise dispose of, more than twenty percent (20%) of each of its Material Subsidiaries' shares of stock of any class (including as "stock" for purposes of this Section, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock).

Section 7.13 Use of Property and Facilities; Environmental and Health and Safety Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all Environmental and Health Laws applicable to or pertaining to the Properties or business operations of the Borrower or any Subsidiary of the Borrower. Without limiting the foregoing, the Borrower will not, and will not permit any Person to, except in accordance with applicable law, dispose of any Hazardous Material into, onto or upon any real property owned or operated by the Borrower or any of its Subsidiaries.

Section 7.14 Guaranties. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person (cumulatively, all of the foregoing "Guaranties"); provided, however, that the foregoing provisions shall not apply to nor operate to prevent the Borrower or any Subsidiary from issuing Guaranties which constitute Indebtedness and which are permitted pursuant to Section 7.15(a) hereof.

In determining the amount of Guaranties permitted under this Section 7.14, Guaranties shall be taken at the amount of outstanding obligations guaranteed thereby.

Section 7.15 Restrictions on Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, issue, incur, assume, create, become liable for, contingently or otherwise, or have outstanding any Indebtedness; provided, however, that the foregoing provisions shall not restrict nor operate to prevent:

(a) Indebtedness which, when in place, will not cause the Borrower to be in violation of Section 7.17 hereof; and

(b) Non-Recourse Indebtedness.

Indebtedness shall only be permitted under (a) above to the extent such Indebtedness will have a priority of payment with the Obligations which is no greater than pari passu.

Section 7.16 Year 2000 Compliance. The Borrower has made an assessment of the microchip and computer-based systems and the software used in its business and in the business of its Subsidiaries and has determined that such systems and software are "Year 2000 Ready". For purposes of this Section 7.16, "Year 2000 Ready" means that all software, embedded microchips and other processing capabilities utilized by, and material to the business operations or financial condition of, the Borrower and its Subsidiaries are able to interpret, store, transmit, receive and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenarios in relation to dates in and after the Year 2000 or that a reasonable "work around" solution exists with respect to any such software, embedded microchips and other processing capabilities which are not able to so interpret, store, transmit, receive and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenarios in relation to dates in and after the Year 2000. The Borrower has not had, and is not aware of any circumstances that would be reasonably likely to result in, a material adverse change in the business or financial condition of the Borrower or any of its Subsidiaries as a result of the failure of the Borrower or any of its Subsidiaries to become Year 2000 Compliant. The Borrower will promptly notify the Agent if it becomes aware of any such circumstances after the date hereof.

Section 7.17 Capital Ratio. During any period of time in which the long-term credit rating of the Borrower falls below A- (as determined by Standard and Poors' Ratings Services) or A3 (as determined by Moody's Investors Service), the Borrower will not at any time permit the Capital Ratio to exceed 0.65 to 1.00.

Section 7.18 [Reserved]

Section 7.19 [Reserved]

Section 7.20 [Reserved]

Section 7.21 [Reserved]

Section 7.22 Transactions with Affiliates. Except as permitted by Section 7.14, the Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any material transaction or arrangement (where "material" means material for the Borrower and its Subsidiaries taken as a whole) with any Affiliate of such Person (other than the Borrower or any of its Subsidiaries), including without limitation, the purchase from, sale to or exchange of Property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and commercially reasonable terms.

Section 7.23 Compliance with Laws. Without limiting any of the other covenants of the Borrower in this Section 7, the Borrower will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that neither the Borrower nor any Subsidiary of the Borrower shall be required to comply with any such law, regulation, ordinance or order if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

Section 8.1 Events of Default. Any one or more of the following shall constitute an Event of Default:

(a) default in the payment when due of the principal of any Loan or in the payment when due of fees, interest or of any other Obligation;

(b) default by the Borrower or any Material Subsidiary in the observance or performance of any covenant set forth in (i) the first sentence of Section 7.1 with regard to the Borrower and its Material Subsidiaries or (ii) Section 7.6(c)(i), Section 7.9 through 7.12 and Section 7.14, Section 7.15 and Section 7.17 hereof;

(c) default by the Borrower or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof shall have been given to the Borrower by the Agent, provided that, with respect only to Sections 7.13 and 7.23, if Borrower has made good faith efforts to cure such default, then the Borrower shall be afforded an additional period of time to cure such default, such additional cure period not to exceed thirty (30) days;

(d) failure to pay when due Indebtedness (other than Non-Recourse Indebtedness) in an aggregate principal amount of $15,000,000 or more of the Borrower or any of its Significant Subsidiaries, or (ii) default shall occur under (x) one or more indentures, agreements or other instruments under which any Indebtedness (other than Non-Recourse Indebtedness) of the Borrower or any of its Significant Subsidiaries in an aggregate principal amount of $15,000,000 or more and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof or (y) the 364-Day Credit Agreement;

(e) representation or warranty made herein or in any other Credit Document by the Borrower or any Subsidiary, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by the Borrower or any Subsidiary, or in connection with any Credit Document, proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

(f) Borrower, or any of its Significant Subsidiaries, shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency and such action continues undischarged or is not dismissed or stayed for a period of sixty (60) days, (ii) fail to pay its debts generally as they become due and such failure to pay would constitute an Event of Default under Section 8.1(d) or admit in writing its inability to pay its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action (such as the passage by its board of directors of a resolution) in furtherance of any matter described in parts (i)-(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(g) hereof;

(g) Custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Significant Subsidiaries, or any substantial part of any of their Property, or a proceeding described in Section 8.1(f)(v) shall be instituted against the Borrower or any of its Significant Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(h) the Borrower or any Significant Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of, in the case of the Borrower or any Significant Subsidiary, $15,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;

(i) the Borrower or any other member of the Controlled Group shall fail to pay when due an amount or amounts which it shall have become liable, to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $200,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Borrower or any Subsidiary or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(j) the Borrower, any Significant Subsidiary, or any Person acting on behalf of the Borrower or a Subsidiary, or any governmental authority challenges the validity of any Credit Document or the Borrower's or a Significant Subsidiary's obligations thereunder or any Credit Document ceases to be in full force and effect or is modified other than in accordance with the terms thereof and hereof.

Section 8.2 Non-Bankruptcy Defaults. When any Event of Default other than those described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, the Agent shall, by written notice to the Borrower if so directed by the Required Banks: (a) terminate the remaining Revolving Credit Commitments and all other obligations of the Banks hereunder on the date stated in such notice (which may be the date thereof); and (b) declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind. The Agent, after giving notice to the Borrower pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3 Bankruptcy Defaults. When any Event of Default described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind and the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 8.4 [Intentionally Omitted].

Section 8.5 Expenses. The Borrower agrees to pay to the Agent and each Bank, and any other holder of any Note outstanding hereunder, all costs and expenses incurred or paid by the Agent, the Issuing Bank or such Bank or any such holder, including reasonable attorneys' fees (including reasonable allocable fees of in-house counsel) and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Credit Documents.

SECTION 9. CHANGE IN CIRCUMSTANCES.

Section 9.1 Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain LIBOR Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrower and such Bank's obligations to make or maintain LIBOR Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain LIBOR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected LIBOR Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected LIBOR Loans from such Bank by means of Base Rate Loans from such Bank, which Base Rate Loans shall not be made ratably by the Banks but only from such affected Bank.

Section 9.2 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of LIBOR Loans:

(a) the Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to major banks in the LIBOR interbank market for such Interest Period, or that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) Banks having 25% or more of the aggregate amount of the Revolving Credit Commitments reasonably determine and so advise the Agent that LIBOR as reasonably determined by the Agent will not adequately and fairly reflect the cost to such Banks or Bank of funding their or its LIBOR Loans or Loan for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks or of the relevant Bank to make LIBOR Loans shall be suspended.

Section 9.3 Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency:

(i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its LIBOR Loans, its Notes, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans, or its obligation to make LIBOR Loans (except for changes in the rate of tax on the overall net income or profits of such Bank or its Lending Office imposed by the jurisdiction in which such Bank or its lending office is incorporated in which such Bank's principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loans any such requirement included in an applicable LIBOR Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its LIBOR Loans or its Notes;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall be obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Bank is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by Borrower to such Bank hereunder, such Bank shall refund such amount or amounts to Borrower without interest.

(b) If, after the date hereof, any Bank or the Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c) Each Bank that determines to seek compensation under this Section 9.3 shall notify the Borrower and the Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 9.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. No Bank shall be entitled to demand compensation under this Section 9.3 for any period more than 90 days prior to the day on which such demand is made; provided however, that the foregoing shall in no way limit the right of any Bank to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request if such demand is made within 90 days after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to the nature and amount of such increased cost, submitted to the Borrower and the Agent by such Bank in good faith, shall be conclusive and binding for all purposes, absent manifest error.

Section 9.4 Lending Offices. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof (each a "Lending Office") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Agent.

Section 9.5 Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each LIBOR Loan through the purchase of deposits in the LIBOR interbank market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 10. THE AGENT.

Section 10.1 Appointment and Authorization of Agent. Each Bank hereby appoints ABN AMRO Bank N.V. as the Agent under the Credit Documents and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Credit Documents. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank, the holder of any Note or any other Person; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

Section 10.2 Agent and its Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Agent under the Credit Documents.

Section 10.3 Action by Agent. If the Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 7.6(c) hereof, the Agent shall promptly give each of the Banks written notice thereof. The obligations of the Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.5. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it shall be first indemnified to its reasonable satisfaction by the Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Bank or the Borrower. In all cases in which this Agreement and the other Credit Documents do not require the Agent to take certain actions, the Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

Section 10.4 Consultation with Experts. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5 Liability of Agent; Credit Decision. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any other party contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Section 6 hereof, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document; and the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Credit Documents. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent. Each Bank acknowledges that it has independently and without reliance on the Agent or any other Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Borrower and any other relevant Person, and the Agent shall have no liability to any Bank with respect thereto.

Section 10.6 Indemnity. The Banks shall ratably, in accordance with their respective Percentages, indemnify and hold the Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this Section 10.6 shall survive termination of this Agreement.

Section 10.7 Resignation of Agent and Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation of the Agent, the Required Banks shall have the right to appoint a successor Agent with the consent of the Borrower. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be any Bank hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Agent under the Credit Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

SECTION 11. MISCELLANEOUS.

Section 11.1 Withholding Taxes. (a) Payments Free of Withholding. Subject to Section 11.1(b) hereof, each payment by the Borrower under this Agreement or the other Credit Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Bank pays any amount in respect of any such taxes, penalties or interest the Borrower shall reimburse the Agent or that Bank for that payment on demand. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Bank or the Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by the Borrower and evidenced by such a tax receipt, such Bank or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Bank or Agent determines is attributable to such deduction or withholding and which will leave such Bank or Agent (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Bank and the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Bank or the Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

      U.S. Withholding Tax Exemptions. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the earlier of the date the initial Borrowing is made hereunder and thirty (30) days after the date hereof, two duly completed and signed copies of either Form W8BEN (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) or Form W8ECI (relating to all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans of the United States Internal Revenue Service. Thereafter and from time to time, each Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower in a written notice, directly or through the Agent, to such Bank and (ii) required under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Credit Documents or the Loans.

(c) Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 11.1. or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Borrower and Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 11.2 No Waiver of Rights. No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.3 Non-Business Day. If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

Section 11.4 Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 11.5 Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 11.6 Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 2.11, Section 9.3 and Section 11.15 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.

Section 11.7 Set-Off. (a) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the obligations and liabilities of the Borrower to that Bank or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) that Bank or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

(b) Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such obligations then outstanding to the Banks (other than payments made by the Borrower to a Non-Extending Bank pursuant to Section 3.2 or 3.3), then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 11.8 Notices. Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including telecopy or other electronic communication) and shall be given to a party hereunder at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Borrower, given by courier, by United States certified or registered mail, or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Banks shall be addressed to their respective addresses, telecopier or telephone numbers set forth on the signature pages hereof or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof, and to the Borrower and to the Agent to:

If to the Borrower:

Peoples Energy Corporation

130 East Randolph Drive

Chicago, Illinois 60601

Attention: Vice President and Treasurer

Telecopy: (312) 240-4288

Telephone: (312) 240-4348

If to the Agent:

ABN AMRO Bank

Agency Services

1325 Avenue of the Americas

9th Floor

New York, New York 10019

Attention: Linda Boardman

Facsimile: (212) 314-1712

Telephone: (212) 314-1724

With a copy to:

ABN AMRO Bank N.V.

135 South LaSalle Street

Suite 710

Chicago, Illinois 60603

Attention: Robert Lee

Facsimile: (312) 904-1466

Telephone: (312) 904-2063

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 11.8 or on the signature pages hereof and a confirmation of receipt of such telecopy has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, three business days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.8; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

Section 11.9 Counterparts. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

Section 11.10 Successors and Assigns. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of each of the Banks and the benefit of their respective successors, and assigns, including any subsequent holder of any Note. The Borrower may not assign any of its rights or obligations under any Credit Document without the written consent of all of the Banks.

Section 11.11 Participants and Note Assignees. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Revolving Credit Commitments held by such Bank at any time and from time to time, and to assign its rights under such Loans or the Note evidencing such Loans to a federal reserve bank; provided that (i) no such participation or assignment shall relieve any Bank of any of its obligations under this Agreement, (ii) no such assignee or participant shall have any rights under this Agreement except as provided in this Section 11.11, and (iii) the Agent shall have no obligation or responsibility to such participant or assignee, except that nothing herein is intended to affect the rights of an assignee of a Note to enforce the Note assigned. Any party to which such a participation or assignment has been granted shall have the benefits of Section 2.11 and Section 9.3, but shall not be entitled to receive any greater payment under either such Section than the Bank granting such participation would have been entitled to receive in connection with the rights transferred. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement that would (A) increase any Revolving Credit Commitment of such Bank if such increase would also increase the participant's obligations, (B) forgive any Obligation of or postpone the date for payment of any principal of or interest on any Loan or of any fee payable hereunder in which such participant has an interest or (C) reduce the stated rate at which interest or fees in which such participant has an interest accrue hereunder.

Section 11.12 Assignment of Revolving Credit Commitments by Banks. Each Bank shall have the right at any time, with the written consent of the Borrower and the Agent (which consents shall not be unreasonably withheld), to assign all or any part of its Revolving Credit Commitment (including the same percentage of its Note and outstanding Loans) to one or more other Persons; provided that such assignment is in an amount of at least $10,000,000 or the entire Revolving Credit Commitment of such Bank, and if such assignment is not for such Bank's entire Revolving Credit Commitment then such Bank's Revolving Credit Commitment after giving effect to such assignment shall not be less than $10,000,000; and provided further that neither the consent of the Borrower or the Agent shall be required for any Bank to assign all or part of its Revolving Credit Commitment to any Affiliate of the assigning Bank. Each such assignment shall set forth the assignees address for notices to be given under Section 11.8 hereof hereunder and its designated Lending Office pursuant to Section 9.4 hereof. Upon any such assignment, delivery to the Agent of an executed copy of such assignment agreement and the forms referred to in Section 11.1 hereof, if applicable, and the payment of a $2,500 recordation fee to the Agent, the assignee shall become a Bank hereunder, all Loans and the Revolving Credit Commitment it thereby holds shall be governed by all the terms and conditions hereof and the Bank granting such assignment shall have its Revolving Credit Commitment, and its obligations and rights in connection therewith, reduced by the amount of such assignment.

Section 11.13 Amendments. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Banks, and (c) if the rights or duties of the Agent are affected thereby, the Agent; provided that:

(i) no amendment or waiver pursuant to this Section. 11.13 shall (A) increase, decrease or extend any Revolving Credit Commitment of any Bank without the consent of such Bank or (B) reduce the amount of or postpone any fixed date for payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of each Bank; and

(ii) no amendment or waiver pursuant to this Section 11.13 shall, unless signed by each Bank, change this Section 11.13, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents.

Anything in this Agreement to the contrary notwithstanding, if any time when the conditions precedent set forth in Section 6.2 hereof to any Loan hereunder are satisfied, any Bank shall fail to fulfill its obligations to make such Loan (any such Bank, a "Defaulting Bank") then, for so long as such failure shall continue, the Defaulting Bank shall (unless the Borrower and the Required Banks determined as if the Defaulting Bank were not a Bank hereunder, shall otherwise consent in writing) be deemed for all purposes related to amendments, modifications, waivers or consents under this Agreement (other than amendments or waivers referred to in clause (i) and (ii) above) to have no Loans or Revolving Credit Commitments, shall not be treated as a Bank hereunder when performing the computation of the Required Banks.

Section 11.14 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.15 Legal Fees, Other Costs and Indemnification. The Borrower agrees to pay all reasonable costs and expenses of the Agent in connection with the preparation and negotiation of the Credit Documents, including without limitation, the reasonable fees and disbursements of Katten Muchin & Zavis, counsel to the Agent, in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify each Bank, the Agent, and their respective directors, agents, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Credit Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Agent or a Bank at any time, shall reimburse the Agent or Bank for any reasonable legal or other expenses (including reasonable allocable fees and expenses of in-house counsel) incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.

Section 11.16 [Reserved].

Section 11.17 Entire Agreement. The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

Section 11.18 Construction. The parties hereto acknowledge and agree that neither this Agreement nor the other Credit Documents shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Credit Documents.

Section 11.19 Governing Law. This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 11.20 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN THE CITY OF CHICAGO FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their duly authorized officers as of the day and year first above written.

PEOPLES ENERGY CORPORATION

By: /s/ W. W. Reynolds
Its: Vice President and Treasurer

Commitment: $14,000,000	ABN AMRO BANK N.V., in its individual capacity as a Bank and as Agent

By: /s/ Peter Gaw
Name: Peter Gaw
Title: Senior Vice President

__________________________________
By: /s/ Robert Lee
Name: Robert Lee
Title: Vice President

Address for notices:

ABN AMRO Bank N.V.

135 South LaSalle Street

Suite 711

Chicago, Illinois 60603

Attention: Robert Lee

Facsimile: (312) 904-1466

Telephone: (312) 904-2063

With copy to:

ABN AMRO Bank N.V.

208 South LaSalle Street, Suite 1500

Chicago, IL 60604

Attn: Ken Keck

Facsimile: (312) 992-5111

Telephone: (312) 992-5134

Lending Offices:

Base Rate Loans:

208 South LaSalle Street
Suite 1500
Chicago, Illinois 606043

Facsimile: (312) 992-5150

Telephone: (312) 992-5155

LIBOR Loans:
Same as for Base Rate Loans

BANKS:

Address and Amount of Revolving Credit Commitments:
Address:		BANK ONE, NA
Main Office Chicago

1 Bank One Plaza, Suite IL-0363
Chicago, IL 60670
	Attn.: Namita Solanki-Patel	By: /s/ Jane A. Bek
Name: Jane A. Bek
Title: Vice President
Telecopy:	(312) 732-3055
Telephone:	(312) 732-7437

With a copy to:

1 Bank One Plaza, Suite 0634
Chicago, IL 60670
Attn.: Gloria Steinbrenner

Telecopy:	(312) 732-4840
Telephone:	(312) 732-5714

Revolving Credit Commitment: $11,000,000

Lending Offices:

Base Rate Loans:

1 Bank One Plaza, Suite 0634
Chicago, IL 60670
Attn.: Gloria Steinbrenner

LIBOR Loans:
Same as Base Rate Loans

Address and Amount of Revolving Credit Commitments:
Address:		BANK OF AMERICA, N.A.

100 N. Tryon Street
Charlotte, NC 28255
Mailcode NC1-007-16-13
	Attn.: Andrew Hensley	By: /s/ Andrew M. Hensley
Name: Andrew M. Hensley
Title: Associate
Telecopy:	(704) 386-1319
Telephone:	(704) 386-0710

With a copy to:

901 Main Street
Mailcode TXI-492-14-06
Dallas, TX 75202-3714
Attn.: Darren Boyer

Telecopy:	(214) 290-9440
Telephone:	(214) 209-1270

Revolving Credit Commitment: $11,000,000

Lending Offices:

Base Rate Loans:

901 Main Street
Mailcode TXI-492-14-06
Dallas, TX 75202-3714
Attn.: Darren Boyer

LIBOR Loans:
Same as Base Rate Loans

Address and Amount of Revolving Credit Commitments:
Address:		BANK OF MONTREAL

430 Park Avenue
New York, NY 10022
Attn.: Kresten M. Bjornsson, Director
By: /s/ Kresten M. Bjornsson
Name: Kresten M. Bjornsson
Title: Director
Telecopy:	(212) 605-1451
Telephone:	(212) 605-1694

With a copy to:

115 S. LaSalle Street, 111-11W
Chicago, IL 60603
Attn.: Keiko Kuze

Telecopy:	(312) 750-4304
Telephone:	(312) 750-3771

Revolving Credit Commitment: $9,200,000

Lending Offices:

Base Rate Loans:

115 S. LaSalle Street, 111-11W
Chicago, IL 60603
Attn.: Keiko Kuze

LIBOR Loans:
Same as Base Rate Loans

Address and Amount of Revolving Credit Commitments:
Address:		THE NORTHERN TRUST COMPANY

50 S. LaSalle Street
Chicago, IL 60675
	Attn.: Nicole Boehm	By: /s/ Nicole Boehm
Name: Nicole Boehm
Title: Officer
Telecopy:	(312) 630-6062
Telephone:	(312) 444-3640

With a copy to:

50 S. LaSalle Street, 11th Floor
Chicago, IL 60675
Attn.: Linda Honda

Telecopy:	(312) 630-1566
Telephone:	(312) 444-3532

Revolving Credit Commitment: $9,200,000

Lending Offices:

Base Rate Loans:

50 S. LaSalle Street, 11th Floor
Chicago, IL 60675
Attn.: Linda Honda

LIBOR Loans:
Same as Base Rate Loans

Address and Amount of Revolving Credit Commitments:
Address:		WESTDEUTSCHE LANDESBANK
GIROZENTRALE, New York Branch

1211 Avenue of the Americas - 23rd Floor
New York, NY 10036
	Attn.: Barry Wadler	By: /s/ Walter T. Duffy III /s/ Barry S. Wadler
Name: Walter T. Duffy III Barry S. Wadler
Title: Vice President Associate
Telecopy:	(212) 852-6148
Telephone:	(212) 852-6137

With a copy to:

1211 Avenue of the Americas - 25th Floor
New York, NY 10036
Attn.: Philip Green

Telecopy:	(212) 302-7946
Telephone:	(212) 852-6113

Revolving Credit Commitment: $9,200,000

Lending Offices:

Base Rate Loans:

1211 Avenue of the Americas - 25th Floor
New York, NY 10036
Attn.: Philip Green

LIBOR Loans:
Same as Base Rate Loans

Address and Amount of Revolving Credit Commitments:
Address:		THE DAI-ICHI-KANGYO BANK, LTD.

10 South Wacker Dr., 26th Floor
Chicago, IL 60606
	Attn.: Richard Cummings	By: /s/ Nobuyasu Fukatsu
Name: Nobuyasu Fukatsu
Title: General Manager
Telecopy:	(312) 876-2011
Telephone:	(312) 715-6386

With a copy to:

10 South Wacker Dr., 26th Floor
Chicago, IL 60606
Attn.: Alia Basit

Telecopy:	(312) 876-2011
Telephone:	(312) 715-6385

Revolving Credit Commitment: $9,200,000

Lending Offices:

Base Rate Loans:

One World Trade Center, Suite 4911
New York, NY 10048
Attn.: Merine Geerwar

LIBOR Loans:
Same as Base Rate Loans

Address and Amount of Revolving Credit Commitments:
Address:		THE INDUSTRIAL BANK OF JAPAN,
LTD.

227 West Monroe St., Suite 2600
Chicago, IL 60606
	Attn.: Bruce Davis	By: /s/ Walter R. Wolff
Name: Walter R. Wolff
Title: Joint General Manager
Telecopy:	(312) 855-8200
Telephone:	(312) 855-8484

With a copy to:

Credit Administration #1 Department
1251 Avenue of the Americas
New York, NY 10020-1104
Attn.: Agnes Aberin

Telecopy:	(212) 282-4480
Telephone:	(212) 282-4061

Revolving Credit Commitment: $9,200,000

Lending Offices:

Base Rate Loans:

1251 Avenue of the Americas
New York, NY 10020-1104
Attn.: New York Branch

LIBOR Loans:
Same as Base Rate Loans

Address and Amount of Revolving Credit Commitments:
Address:		MERCANTILE BANK NATIONAL
ASSOCIATION

One Mercantile Center, 12th Floor
St. Louis, MO 63101
	Attn.: Ed Cheney	By: /s/ Edward A. Cheney
Name: Edward A. Cheney
Title: Vice President
Telecopy:	(314) 418-2203
Telephone:	(314) 418-2456

With a copy to:

One Mercantile Center, 12th Floor
St. Louis, MO 63101
Attn.: Jennifer Probst

Telecopy:	(314) 418-2203
Telephone:	(314) 418-2432

Revolving Credit Commitment: $6,000,000

Lending Offices:

Base Rate Loans:

One Mercantile Center, 12th Floor
St. Louis, MO 63101
Attn.: Jennifer Probst

LIBOR Loans:
Same as Base Rate Loans

Address and Amount of Revolving Credit Commitments:
Address:		THE BANK OF TOKYO-MITSUBISHI
LTD., Chicago Branch

55 W. Monroe Street, Suite 2300
Chicago, IL 60606
	Attn.: Wayne Yamanaka	By: /s/ Hisashi Miyashiro
Name: Hisashi Miyashiro
Title: Deputy General Manager
Telecopy:	(312) 696-4535
Telephone:	(312) 696-4664

With a copy to:

55 W. Monroe Street, Suite 2300
Chicago, IL 60606
Attn.: Jean Chaney/Laura Kozlowski

Telecopy:	(312) 696-4532
Telephone:	(312) 696-4798

Revolving Credit Commitment: $6,000,000

Lending Offices:

Base Rate Loans:

55 W. Monroe Street, Suite 2300
Chicago, IL 60606
Attn.: Jean Chaney/Laura Kozlowski

LIBOR Loans:
Same as Base Rate Loans

Address and Amount of Revolving Credit Commitments:
Address:		CREDIT LYONNAIS Chicago Branch

227 W. Monroe St., Suite 3800
Chicago, IL 60606
	Attn.: Corey Billups	By: /s/ Guido Van Hauwermeiren
Name: Guido Van Hauwermeiren
Title: First Vice President
Telecopy:	(312) 641-0527	Midwest Regional Manager
Telephone:	(312) 220-7309

With a copy to:

227 W. Monroe St., Suite 3800
Chicago, IL 60606
Attn.: Darren Gaffney

Telecopy:	(312) 459-3180
Telephone:	(312) 261-7638

Revolving Credit Commitment: $6,000,000

Lending Offices:

Base Rate Loans:

227 W. Monroe St., Suite 3800
Chicago, IL 60606
Attn.: Darren Gaffney

LIBOR Loans:
Same as Base Rate Loans

EXHIBIT A

NOTE
March 10, 2000

FOR VALUE RECEIVED, the undersigned, Peoples Energy Corporation., an Illinois corporation (the "Borrower"), promises to pay to the order of ___________________(the "Bank") on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of ABN AMRO Bank N.V., in Chicago, Illinois, in U.S. Dollars in accordance with Section 4.1 of the Credit Agreement, the aggregate unpaid principal of all Loans made by the Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

The Bank shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Base Rate Loan or a LIBOR Loan and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

This Note is one of the Notes referred to in the Credit Agreement dated as of March 10, 2000, among the Borrower, ABN AMRO Bank N.V., as Agent, and the Banks party thereto (the "Credit Agreement"), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.
PEOPLES ENERGY CORPORATION

By:__________________________________
Its:__________________________________

EXHIBIT B

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to ABN AMRO Bank N.V., as Agent pursuant to the Credit Agreement (the "Credit Agreement") dated as of March 10, 2000, by and among Peoples Energy Corporation, the Banks from time to time party thereto and ABN AMRO Bank N.V. as Agent. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

I am the duly elected or appointed ___________________of Peoples Energy Corporation;

I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Peoples Energy Corporation and its Subsidiaries during the accounting period covered by the attached financial statements;

The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and Schedule 1 attached hereto sets forth the list of Subsidiaries, Material Subsidiaries and Significant Subsidiaries in existence as of the date hereof.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________

The foregoing certifications, together with the list set forth in Schedule 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___________day of __________, 20 __.
_____________________________

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

List of Subsidiaries, Material Subsidiaries and Significant Subsidiaries

EXHIBIT C

[LETTERHEAD OF BORROWER'S COUNSEL]

March 10, 2000

To the Agent and each of the Banks
   Referred to Below
c/o ABN AMRO Bank N.V.,
   as Agent
135 South LaSalle Street
Chicago, Illinois 60603

Ladies and Gentlemen:

As Assistant General Counsel and Secretary of Peoples Energy Corporation (the "Borrower"), I have acted as counsel to the Borrower in connection with (i) the Credit Agreement (the "Credit Agreement") dated as of March 10, 2000 among the Borrower, the Banks party thereto and ABN AMRO Bank N.V., as Agent and (ii) the Notes (as defined in the Credit Agreement). The Credit Agreement and the Notes, are herein referred to collectively as the "Credit Documents." Capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

I have examined or caused to be examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established, I have relied upon statements of governmental officials and upon representations made in or pursuant to the Credit Documents and certificates of appropriate representatives of the Borrower.

In rendering the opinions expressed below, I have assumed, with respect to all of the documents referred to in this opinion letter, that (except, to the extent set forth in the opinions expressed below, as to the Borrower):

(i)  such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of all of the parties to such documents;

(ii)  all signatories to such documents have been duly authorized; and

(iii)  all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing, I am of the opinion that:

1. The Borrower is a corporation duly incorporated, validity existing and in good standing under the laws of the State of Illinois and is duly qualified to do business as a foreign corporation under the laws of each state in which the failure to so qualify would have a Material Adverse Effect. The Borrower has the corporate power to own its properties and to carry on its business as now conducted.

2. Each Credit Document to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except in each case as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

3. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental or regulatory authority or agency of the United States of America or the State of Illinois and will not (1) violate any provision of applicable law (including, without limitation, the Public Utility Holding Company Act of 1935, as amended) or regulation, or of the articles of incorporation or by-laws of the Borrower, (ii) conflict with, or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien upon any of the property or assets of the Borrower pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement, loan agreement or other material agreement known to me and to which the Borrower is a party, or (iii) will not contravene any order, writ, injunction or decree of any court to which the Borrower is subject and which is known, to me after due inquiry.

The foregoing opinions are subject to the following comments and qualifications:

(a) The enforceability of Section 11.15 of the Credit Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws, (ii) laws limiting the enforceability or provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, and (iii) laws limiting the enforceability or provisions exculpating or exempting a party, or requiring indemnification of a party for, any claim, loss or liability related to environmental matters.

(b) I express no opinion as to the effect of the laws of any jurisdiction in which any Bank is located (other than the State of Illinois) that limit the interest, fees or other charges such Bank may impose.

(c) No opinion is given herein as to the enforceability of any particular provision of the Credit Documents regarding remedies after default; however, in my view, subject to the other exceptions, qualifications and limitations set forth in this opinion and subject to the fact that there may be economic consequences arising out of any procedural or other delay on account of the limitation or unenforceability of any particular provisions of the Credit Documents relating to remedies after default, the possible unenforceability of any particular provisions of the Credit Documents as to remedies after default does not render the provisions of the Credit Documents relating to remedies after default, taken as a whole, inadequate for the practical realization of the principal legal rights and benefits contemplated by the Credit Documents.

The opinions in paragraph 3 above as to compliance with certain laws, statutes, rules or regulations are based upon a review of those laws, statutes, rules and regulations which, in my experience, are normally applicable to transactions of the type contemplated by the Credit Documents. In rendering the opinions set forth in paragraph 2 and 3 above, I express no opinion as to the applicability of federal or state securities laws or regulations.

The foregoing opinions are limited to matters involving, the Federal laws of the United States and the laws of the State of Illinois, and I do not express any opinion as to the laws of any other jurisdiction.

At the request of the Borrower, this opinion letter is, pursuant to Section 6.1(a) of the Credit Agreement, provided to you in my capacity as Assistant General Counsel to the Borrower and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, my prior written consent.
Very truly yours,

SCHEDULE 1A

PRICING GRID

(three-year facility)

If the Standard & Poors' Ratings Services or Moody's Investors Service Corporate Rating for the Borrower is*	The LIBOR Margin is	The Base Rate Margin is	The Facility Fee Rate is	The Utilization Fee Rate is
A/A2 or higher	0.31%	0%	0.09%	0.05%
A-/A3	0.375%	0%	0.125%	0.05%
BBB+/Baa1	0.475%	0%	0.15%	0.10%
BBB/Baa2	0.575%	0%	0.175%	0.125%
BBB-/Baa3	0.675%	0%	0.225%	0.20%
Lower than BBB-/Baa3	0.775%	0%	0.275%	0.20%

Either (i) the latest date by which the Borrower is required to deliver a Compliance Certificate for any fiscal quarter of the Borrower ended after the Effective Date pursuant to Section 7.6(b) or (ii) any date on which the Agent notifies the Borrower that the Agent has become aware of a change in Credit Ratings is hereinafter referred to as a "Pricing Date". The Applicable Margin and the Facility Fee Rate shall be established on a Pricing Date based upon the Credit Ratings set forth in either (i) such Compliance Certificate or (ii) such notice from the Agent to the Borrower and shall remain in effect until the next Pricing Date. For purposes of calculating the Applicable Margin and Facility Fee Rate from the Effective Date through the initial Pricing Date, the Credit Ratings shall be deemed to be the Credit Ratings set forth in the Compliance Certificate delivered pursuant to Section 6.1(i).

* If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the rating level one below the higher level will apply. If at any time the Borrower has no Moody's rating or no Standard & Poors' rating, the "Lower than BBB-/Baa3" level will apply; provided, however, that in such event the Borrower may propose an alternative rating agency or mechanism in replacement thereof, subject to the written consent of the Required Banks, such consent not to be unreasonably withheld or delayed.

SCHEDULE 5.2

SUBSIDIARIES

Peoples District Energy Corporation

Peoples Energy Resources Corp.

Peoples MW, LLC

PERC Peaking Services, LLC

Peoples Natural Gas Liquids, LLC

LRG Partners, LLC

PERC Pipeline Company, LLC

PERC Power, LLC

Peoples Calumet, LLC

Calumet Power, LLC

Peoples Elwood, LLC

Peoples Elwood II, LLC

Peoples Elwood III, LLC

Peoples Elwood Marketing, LLC

Peoples Manhattan, LLC

Manhattan Power, LLC

Peoples Illinois-Wisconsin Pipeline, Inc.

Peoples Energy Services Corporation

Peoples Energy Ventures Corporation

PEV Administrative Support Company

Peoples Energy Production Company

PEV-NRV I, Inc.

PEV-NRV Holdings, L. P.

PEV-NRV II, Inc.

Peoples Production Company of Texas, Inc.

Peoples Energy Texas Production Holdings, L. P.

Peoples Energy Production - Texas, L. P.

Peoples U.S. Production Holdings, Inc.

Peoples Production Holdings - Louisiana, LLC

Peoples Production Company of Colorado, Inc.

Peoples Energy Colorado Production Holdings, L. P.

Peoples Energy Production - Colorado, L. P.

Peoples Production Company of Louisiana, Inc.

Peoples Energy Louisiana Production Holdings, L. P.

Peoples Energy Production - Louisiana, L. P.

Peoples Production Company of North Dakota, Inc.

Peoples Energy North Dakota Production Holdings, L. P.

Peoples Energy Production - North Dakota, L. P.

Peoples NGV Corp.

The Peoples Gas Light and Coke Company (1) (2)

Peoples Gas Light Exploration Company

Peoples Gas Neighborhood Development Corporation

North Shore Gas Company (1)

North Shore Exploration Company

(1) denotes a Material Subsidiary

(2) denotes a Significant Subsidiary

SCHEDULE 7.9

EXISTING LIENS

  First and Refunding Mortgage dated January 2, 1926 given by Chicago By-Product Coke Company to Illinois Merchants Trust Company, as trustee (succeeded by assignment, acquisition and merger by U.S. Bank Trust National Association, as trustee) and assumed by The Peoples Gas Light and Coke Company by indenture dated March 1, 1928, as heretofore and hereafter modified, amended and supplemented from time to time.

  Indenture dated as of April 1, 1955 given by North Shore Gas Company to Continental Illinois National Bank and Trust Company of Chicago, as trustee (succeeded by assignment, acquisition and merger by U.S. Bank Trust National Association, as trustee), as heretofore and hereafter modified, amended and supplemented from time to time.

  Any lien arising from time to time in connection with the financing of Trigen-Peoples District Energy Company with The Prudential Insurance Company of America, including, without limitation, (a) Stock Pledge Agreement dated as of August 2, 1995 between Borrower and The Prudential Insurance Company of America with respect to the shares of stock owned by the Borrower or Peoples District Energy Corporation, and (b) Collateral Assignment of Partnership Interest dated as of August 2, 1995 between Peoples District Energy Corporation and Prudential Insurance Company of America with respect to its partnership interest in Trigen-Peoples District Energy Company.

  Cash Collateral Agreement between Calumet Power, LLC and Westdeutsche Landesbank Girozentrale, New York Branch dated February 24, 2000, as amended, modified and supplemented from time to time.